Exhibit 99.1

Federal Trade Commission Grants Partial Stay in Rambus Case

Commission clarifies remedy does not limit royalties on SDRAM or DDR SDRAM arising from use prior to the order, nor require refund of royalties already paid

Los Altos, California, United States - 03/19/2007 Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced that the Federal Trade Commission (FTC) has stayed portions of its remedy order In the Matter of Rambus Inc. The stay is effective upon Rambus’ filing of a timely petition for review in a court of appeals. Rambus plans to appeal both the FTC’s liability and remedy orders in their entirety.

In its order, the FTC clarified that its remedy is intended to be “forward-looking,” and therefore Rambus is not restricted from collecting royalties for the use of its technologies in the past, nor is it required to refund royalties already paid. In addition, the Commission has ordered that Rambus be permitted to collect royalty payments for use of its patented technologies during the period of the stay in excess of the FTC-imposed maximum royalty rates on SDRAM and DDR SDRAM products, provided funds above its maximum allowed rates be placed into an escrow account, and be distributed in accordance with the decision of the court of appeals.

“The Commission’s opinion confirms our ability to collect payments due for use of our technologies in the past and allows us to retain royalties already paid, removing significant uncertainty for the market,” said Tom Lavelle, senior vice president and general counsel for Rambus. “This matter deals with conduct that allegedly took place many years ago, and we intend to appeal the Commission’s full order. In the meantime, Rambus engineers and scientists continue to deliver innovations which bring great value to the industry.”

On February 2, 2007, the Commission issued its remedy order setting the maximum royalty rate that Rambus can collect on sales made of certain JEDEC-compliant parts after the Order becomes effective, as follows: 0.25% for SDRAM products; 0.5% for DDR SDRAM products; 0.5% for SDRAM memory controllers or other non-memory chip components; and 1.0% for DDR SDRAM memory controllers or other non-memory chip components. The Commission determined that its remedy would not apply to DDR2 SDRAM or other post-DDR JEDEC standards.

For more information about the case, see www.ftc.gov, docket # 9302.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.

Contacts

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com